Exhibit 99.2

Kaman Corporation Moderator: Gordon McCoun June 8, 2005 9:00 a.m. EST

OPERATOR: Good morning, ladies and gentlemen, and welcome to the Kaman Corporation conference call. At this time, all participants have been placed on a listen-only mode. And the floor will be open for your questions following today’s presentation. If you should have a question, you may press star one on your telephone keypad at any time.

At this time, I would like turn the floor over to your host, Mr. Gordon McCoun, sir, the floor is yours.

GORDON MCCOUN: Thank you, Operator, and good Kaman morning everyone. Once again, this is Gordon McCoun from Financial Dynamics. I’d like to welcome you to Corporation’s conference call to discuss the proposed recapitalization and give it an increase that was announced by the company late yesterday afternoon. If you did not receive a copy of the release, and would like one, please call the office of Russell Jones at 860-243-6307 and one will be sent to you. You may also access the release on the company’s Web site at www.kaman.com.

With us today from Kaman are Paul Kuhn, the company’s Chairman, President and Chief Executive Officer; Bob Garneau, Chief Financial Officer; and Russ Jones, Treasurer and IR Contact. Accompanying the prepared remarks is also a presentation that is available on the company’s Web site.

I’d like to remind everyone that except for historical information contained herein, the matters set fourth in this conference call are forward-looking statements that involve a number or risks and uncertainties that could cause actual results to differ materially from any such statement. These risks an uncertainties include items discussed in the company’s Safe Harbor compliance statement for forward-looking statements included in the company’s recent filings including Form 10-K, 10-Q and 8-K with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made and the company undertakes no obligation to update them.

With this introduction out of the way, I’d like to turn the call over to Paul Kuhn. Paul, please go ahead.

PAUL KUHN, CHAIRMAN, PRESIDENT, CHIEF EXECUTIVE OFFICER, KAMAN: Good morning. First of all, I want to welcome you to the conference call, and thank everyone who is listening for spending time with us this morning. I’m going to be making some remarks concerning the proposed recapitalization and dividend increase announced yesterday. When I’ve finished, I will open the lines for your questions. I’m requesting that questions, this morning, be limited to the recapitalization or to the dividend increase, so that we can take as many questions on those topics as time allows. My own remarks will take some 15 to 20 minutes, and I hope they will answer most of your questions. So let’s begin.

Slide one is a cover sheet for our presentation this morning. Slide two contains the forward-looking statements disclosure that we have just heard read to you. Please refer to the press release, and our other public documents for a comprehensive forward-looking statement disclosure.

I wanted to include slide three as a brief refresher on the current capital structure of the company. We currently have two classes of common stock. The class A, non voting shares trade on the NASDAQ, under the symbol KAMNA. And represent 97 percent of the 22.8 million total shares out standing at this time. The class B voting shares represent the remaining the 2.9 percent of out standing shares, only 667,000 in total, but represent 100 percent both of voting control of the company. The vast majority of the class B shares, over 80 percent of them are held by the Kaman family, with a small number fewer than five percent, held by members of the company’s management group.

This capital structure has been in place here at Kaman for nearly 60 years, almost to the date of the founding of the company in 1945, and was maintained in that style by the founder Charles H. Kaman who retired from the company about five years.

Slide four is an overview of the terms of the capitalization itself. If the proposed recapitalization is approved by the shareholders all current class shares will become voting common shares. And all current class B shares will be reclassified as voting common shares but with a premium in exchange for their 100 percent voting control, that the class B holders can elect to receive in additional shares of the voting common shares or in cash. That will be their choice individually. For class B holders, electing to receive their premium in shares, the exchange ratio is 1.95 to one. In other words, for each share of class B stock they currently hold, they will receive 1.95 shares of voting common stock.

Class B holders electing to their premium in cash, on the other hand, will receive one share of voting common stock for each class B share that they currently hold, plus 0.95 times or 95 percent of the class A share value in cash. The class A share value is the average of the closing price of a share of class A stock over the prior 10 trading days, ending with Monday’s close, that’s the period from May 23 through June sixth. And taking 95 percent of that amount, the average over this period was $15.44 so the cash premium per share comes to $14.76. If all class B holders elect this alternative, the cash premium would be approximately 9.9 million in the aggregate.

Slide five address the company’s rationale for the proposed recapitalization. Since what we are proposing the predominant capital structure of public companies, I think the rational for doing it is really self evident. First, this proposal will align voting rights with the economic ownership. It removes the current situation, whereby class B shareholders have 100 percent of the voting control with only 2.9 percent of the economic ownership. Following recapitalization, therefore, voting rights will be equivalent to economic rights which is the way most public companies are aligned. Second, it simplifies a very complex capital structure. And third, it is expected that the recapitalization would enhance Kaman’s strategic flexibility. We believe that removing any discount associated with non voting shares, will allow the market to properly value the company’s share. Among the benefits are better opportunity to raise equity or to use shares to complete acquisitions.

Slide six takes us through the actual process. A special committee of independent members of the Board of Directors was formed to evaluate and negotiate a transaction. In its evaluation process the committee retained two independent financial advisors to provide fairness opinions. Evercore Partners was retained by the committee to provide a fairness opinion as to class A shareholders. And Houlihan, Lokey, Howard and Zukin (ph) was retained by the committee to provide a fairness opinion as to class B shareholders. The process was extensive and took over two years to complete. Yesterday afternoon June 7, 2005, the Board of Directors approved the transaction.

Well what’s next. The transaction will require the affirmative vote of both the class A and the class B shareholders, each voting as a separate class. Proxy materials will be filed and distributed to shareholders, following SEC review. And the votes and the closing are expected to occur during the third quarter of this year. I can report at this time, that the Kaman family representing, as I said, over 80 percent of the class B shares, has signed a voting agreement in favor of the transaction. Management holds about four-and-a-half percent of the class B shares. There are 74 registered holders of class B, plus an undetermined number of holder in street name.

For the class A, approximately 65 percent of the shares out standing are held by 90 institutions with the top 10 of these representing just under 50 percent of the out standing shares. The Kaman family holds somewhat under three percent of the class A shares, and has disclosed in the 2004 10-K, management holds three-and-a-half percent of the class A shares, including options subject to exercise. There are 5,057 registered holders of class A stock, plus an undetermined number of holders in street name.

Slide seven reviews the impact on economics, earnings, and credit ratios, giving both the current situation or status quo and a pro forma looking at the impact if class B shareholders elect to receive either 1.95 shares for each class B share as they currently hold, or elect the shares, plus cash alternative.

I’ll address the economic first. After a recapitalization, class A holders who currently hold 97 percent of total out standing common shares of both classes, but currently have no vote, would hold 94-and-a-half percent of total shares, and 94-and-a-half percent of the voting control if class B holders all elect to take the controlled premium in shares only. Or if class B holders all elect to take the shares plus cash alternative, class A holders would hold the same 97.1 percent of out standing shares after the recapitalization that they currently have and would receive 97.1 percent of the vote. In both cases, voting rights would align with economic ownership.

The range of dilutive impact on earnings per share would be 2.7 percent under the all shares alternative, and 1.3 percent under the shares plus cash alternative. Some combination of the two alternatives is likely as class B shareholders will decide for themselves, which alternatives best meets their needs. So the dilutive impact will ultimately depend on that. I think it is likely that the shares plus cash alternative will be attractive to many of these shareholders. But in any event, we believe that this level of dilution is really a very small price to pay to go from passive ownership with essentially a no vote, to active participation with voting rights aligned with economic ownership.

The credit impact is minimal and applies only to the shares plus cash alternative. The company would borrow any amounts necessary under that alternative using its revolving credit agreement with a group of banks headed up by Banc of America and Scotia Capital. Because the total number of class B shares are small, only 667,814 shares, the total cash premium would top out at approximately 9.9 million if all class B holders opted for the shares plus cash alternative. The debt to capitalization ratio would increase from 24 percent to 27 percent compared to a covenant maximum of 55 percent. The interest cover ratio would decrease from 6.3 times to 5.6 times compared to a minimum of three times. In other words, the impact would not be a significant factor for the company.

As you know, the company also announced yesterday that it has increased its annual dividends. The next slide developed a context for that action. Slide eight has been included for listeners who may not know Kaman, and I’ll take just a minute with that. The company operates in three segments, aerospace, which represents 25 percent of sales in 2004, industrial distribution which represents 59 percent of sales and music representing 16 percent.

Our aerospace segment manufacturers aircraft structures and components for the commercial and military aircraft. For instance, we made the cockpit for the Sakorski (ph) Blackhawk helicopter at our plant in Jacksonville, Florida. The segment also makes complex missile and bomb fusing devices, for the US and allied materials. And we have two models of our own helicopters the SAS 2G (ph) marine helicopter for allied navies and the KMAX (ph) aerial truck helicopter. The segment also makes proprietary aircraft bearings that are in use on nearly aircraft manufactured in North and South America, and in Europe.

Our industrial distribution segment is one of the nation’s largest distributors of power transmission, motion control, material handling, and electrical components, and a wide range of bearings. The segment operates from nearly 200 locations, and sells to over 50,000 customers.

Our music segment is the largest independent distributor of musical instruments and accessories offering more than 17,000 products, including proprietary premium branded products available only from Kaman.

Slide nine reviews very briefly certain aspects of what we have recently reported in our annual report and first quarter earnings release, both of which are available along with the 10-Ks, 10-Qs and 8-Ks in the investor relation section of the Web site.

The industrial distribution and music segments and Kamatics (ph), our proprietary aircraft bearings business within the aerospace segment produced record sales in 2004 and results for these elements remain strong in the first quarter of 2005. In addition, progress has been made in several areas within the aerospace segment that we’ve been working on over the past several years. These are all multi year effects that take time to complete. For instance, we have realigned our aerospace segment into new operating divisions that will be better able to focus on the respective markets, and achieve optimal customer service. In addition, they will be better able to effectively control expenses for the services and functions that they require.

Also, we have moved forward with our strategic emphasis on aerospace subcontracting, including a major plant relocation that has not turned the corner into the early stages of profitability. In addition, we have achieved qualification, and gone in to initial production of an important new fusing, the joint programmable fuse, for the US and ultimately the allied materials. And we have continued to make progress towards the completion of our Australian SH2G helicopter program, which has seen quite a bit of delay.

With significant portions of the business operating very well, and other responding to the work that we have been doing over the past several years, and given the positive tone in the industrial, consumer, and aviation markets that we serve, the board believes it was appropriate to increase the dividend rate.

That brings us to slide 10. At the Board meeting yesterday, the annual dividend rate was increased from 44 cents per share, to 50 cents per share. We expect to pay this on a quarterly basis at a rate of 12-and-a-half cents per share, and yesterday, declared a dividend at the 12-and-a-half cents per share rate for payment on July 11, 2005 to the shareholders of record on June 27.

Kaman has a long tradition of paying cash dividends in an unbroken record dating to 1971, the first year the company paid cash dividends. The previous rate of 44 cents per share, or 11 cents per quarter was unchanged for over 16 years. This new rate up 13.6 percent from the previous rate is a reflection of the Board’s increase confidence in the company and its business environment. And puts the EO at about 3.2 percent based on recent stock prices.

That brings my remarks to a conclusion and I’m now going to open the lines for questions. Again, to be fair to other shareholders who may have questions concerning the proposed recapitalization or divided increase, please direct your questions to those subjects. I’ll open the lines, now for questions.

OPERATOR: Thank you. The floor is now open for questions. If you do have a question, please press star one on your telephone keypad at this time. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. We do ask that while you pose your question, that you please utilize your handset to provide optimum sound quality. Once again, that is star one for any questions on this time.

Our first question is coming from Arnie (ph)Ursaner with CJS Securities, please go ahead.

ARNOLD URSANER, SJS SECURITIES: Good morning, Paul.

PAUL KUHN: Good morning Arnie.

ARNOLD URSANER: The first question I have for you is with the removal of the two classes of stock is part of your plan, perhaps to consider a New York Stock Exchange listing as well?

PAUL KUHN: To be honest with you, we haven’t given that a tremendous amount of early thought on this. It’s certainly an option for us going forward, but as of right now, we’re going to stay with the NASDAQ.

ARNOLD URSANER: OK. They – while we’re addressing the – you know, on the even vote issue it still doesn’t really address the illiquidity issue. And I think a lot of your shareholders thought at some point the class B shares would come to the market in some form of an offering or some type of liquidity event. Did you offer – was one of the choices that you gave the Kaman family, some kind of public offering to get their shares out? And, you know, is there – how are they going to deal with it, even when they get these new shares. Would there be the shot of a liquidity event, that would improve trading in your stock?

BOB GARNEAU, CHIEF FINANCIAL OFFICER: Arnie (ph), this is Bob Garneau. When we – we’ve looked at this and we’ve looked at a bunch of different things from both cash considerations and tax considerations. And we’ve approached it from the notion of the exchange as being the most efficient way to carry out the transaction.

ARNOLD URSANER: Bob, while I have you, can you remind us of the rate on your bank line, please?

BOB GARNEAU: It's at marketable rates. And I think, in terms of what we pay it's around an effective three percent, plus or minus a little bit.

ARNOLD URSANER: OK. And final question for you, Paul, if I could is, you know, one of the key highlights here is you mentioned that it enhances your strategic flexibility, and you mentioned specifically shares for either acquisitions or to possibly raise equity. Could you expand a little bit more on some of the things that felt you couldn’t do, or perhaps some of the things you might like to do over the next 12 to 18 months?

PAUL KUHN: As far as what I couldn’t do. I think that over the last five to six years that I’ve been a CEO and then as Chairman, between the Board and myself and the management team, we’ve pretty much been able to accomplish what we wanted without constraint from the family, as such. But as we’ve looked at each one of our businesses, and developed strategies for each, certainly our stock and the stock price was not an option for us to look at anything maybe a little bit grander than what we have done so far. We’ve made eight acquisitions in the last 24 months. And have looked at several others that were somewhat bigger.

This just presents certainly an opportunity for us to expand our desires a little bit, and if the opportunity arises for us, we would certainly take advantage of that.

ARNOLD URSANER: I look forward to you joining us at our conference. Thank you.

PAUL KUHN: Thank you.

OPERATOR: Thank you. Once again, if you do have a question, you may press star one on your telephone keypad at this time. Our next question is coming from Tom Lewis with Century Management, please go ahead.

TOM LEWIS, CENTURY MANAGEMENT: Yes, good morning.

PAUL KUHN: Hi, Tom.

TOM LEWIS: Just a couple of questions around the – your – the describing the process. It’s taking two years – were you running the expenses of the studies with the two consulting groups through your income statement? Or should we look for that to come at us in a lump when the deal is done? And secondly, the fact that this is being announced today as opposed to a month ago or six months ago or whenever, the timing of it. Is it more about the family being comfortable with it, or the Board being comfortable with it?

BOB GARNEAU: Tom, this is Bob Garneau. And the first part of your question, we’ve been expensing the costs as we go along, and as we finalize there will be additional costs. But it’s all been expensed as we’ve gone along.

PAUL KUHN: From a timing standpoint, it was just the negotiation process Tom. It actually is mentioned, the first discussion actually started before two years ago. They were in the three to four years where it was casual conversation. It’s got into – it just involved into a more official type of negotiation two years ago, when we brought in the two advisors. It just has taken that long for the family and the special committee to come to grips with a number that was – turned out to be satisfactory to both. So the process actually just took that long.

TOM LEWIS: Is there anything you can tell us about why the number is what it is?

PAUL KUHN: Again, with the premium – the 95 percent premium is really a very small dilution to the current class A shares. And of course, both advisors, you know, did their proper diligence in looking at all of the activity that had gone up until now, going back quite a few years. And they helped prepare the committee for what would be an acceptable number on our standpoint. And again, I think the family, which at the early stages had a much higher value to the 10 percent voting control, went through the process of the discussions and negotiations to get it down to 1.95 number.

TOM LEWIS: OK. Thanks.

OPERATOR: Thank you. Once again, as a reminder, if you do have any further questions, please press star one on your telephone keypad at this time. There appears to be no further questions. I’d like to turn the floor back over to you for any further or closing remarks.

PAUL KUHN: Again, I’d really like to thank everyone for tuning in and hearing our story. And if there are no further questions, this brings this conference call to its conclusion. Thank you very much.

OPERATOR: Thank you. This does conclude today's teleconference. You may disconnect your lines at this time and have a wonderful day.

END

Kaman intends to file with the Securities and Exchange Commission a Registration Statement on Form S-4, which will contain a proxy statement/prospectus in connection with the proposed recapitalization. The proxy statement/prospectus will be mailed to the stockholders of Kaman when it is finalized. STOCKHOLDERS OF KAMAN ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Such proxy statement/prospectus (when available) and other relevant documents may also be obtained, free of charge, on the Securities and Exchange Commission’s website (http://www.sec.gov) or from Kaman by contacting Russell H. Jones, SVP, Chief Investment Officer & Treasurer, by telephone at (860) 243-6307 or by email at rhj-corp@kaman.com.

Kaman and certain persons may be deemed to be participants in the solicitation of proxies relating to the proposed recapitalization. The participants in such solicitation may include Kaman’s executive officers and directors. Further information regarding persons who may be deemed participants will be available in Kaman’s proxy statement/prospectus to be filed with the Securities and Exchange Commission in connection with the proposed recapitalization.